Exhibit 1.1

Execution version

REMARKETING AGREEMENT

Merrill Lynch, Pierce, Fenner & Smith

                         Incorporated

One Bryant Park

New York , NY 10036

U.S. Bank National Association

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Ladies and Gentlemen:

This Agreement is dated as of February 23, 2012 (the “Agreement”) by and among Johnson Controls, Inc., a Wisconsin corporation (the “Company”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the reset agent and the remarketing agent (the “Remarketing Agent”), and U.S. Bank National Association, a national banking association, not individually but solely as Purchase Contract Agent (the “Purchase Contract Agent”) and as attorney-in-fact of the holders of Purchase Contracts (as defined in the Purchase Contract and Pledge Agreement referred to below).

Section 1.

Definitions.

(a) Capitalized terms used and not defined in this Agreement shall have the meanings set forth in the Purchase Contract and Pledge Agreement, dated as of March 16, 2009, among the Company, U.S. Bank National Association, as Purchase Contract Agent and attorney-in-fact for the Holders of the Purchase Contracts, and U.S. Bank National Association, as Collateral Agent, Custodial Agent and Securities Intermediary, as amended from time to time (the “Purchase Contract and Pledge Agreement”).

(b) As used in this Agreement, the following terms have the following meanings:

“Agreement” has the meaning specified in the first paragraph of this Remarketing Agreement.

“Commencement Date” has the meaning specified in Section 3.

“Commission” means the Securities and Exchange Commission.

“Company” has the meaning specified in the first paragraph of this Remarketing Agreement.

“Disclosure Package” has the meaning specified in Section 7(a).

“indemnified party” has the meaning specified in Section 8(a).

“indemnifying party” has the meaning specified in Section 8(a).

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act.

“Preliminary Prospectus” means any preliminary prospectus relating to the Remarketed Notes included in the Registration Statement, including the documents incorporated by reference therein as of the date of such Preliminary Prospectus.

“Prospectus” means the prospectus relating to the Remarketed Notes, in the form in which first filed, or transmitted for filing, with the Commission after the effective date of the Registration Statement pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein as of the date of such Prospectus; and any reference to any amendment or supplement to such Prospectus shall be deemed to refer to and include any documents filed after the date of such Prospectus, under the Exchange Act, and incorporated by reference in such Prospectus.

“Purchase Contract and Pledge Agreement” has the meaning specified in Section 1(a).

“Registration Statement” means a registration statement under the Securities Act prepared by the Company covering, inter alia, the Remarketing of the Remarketed Notes pursuant to Section 5(a) hereunder, including all exhibits thereto and the documents incorporated by reference in the Prospectus and any post-effective amendments thereto.

“Remarketed Notes” means, with respect to all Remarketings during any Applicable Remarketing Period, the aggregate Notes underlying the Pledged Applicable Ownership Interests in Notes and the Separate Notes, if any, subject to Remarketing as identified to the Remarketing Agent by the Purchase Contract Agent and the Custodial Agent, respectively, in each case by 11:00 a.m. New York City time, in the case of an Early Remarketing, or promptly after 4:00 p.m., New York City time, in the case of a Final Remarketing, on the Business Day immediately prior to the first day of the Applicable Remarketing Period in accordance with the Purchase Contract and Pledge Agreement and shall include: (a) the Notes underlying the Pledged Applicable Ownership Interests in Notes of the Holders of Corporate Units who have not effected a Collateral Substitution, Early Settlement or a Fundamental Change Early Settlement in accordance with the Purchase Contract and Pledge Agreement, and, in the case of a Final Remarketing, Holders of Corporate Units who have not notified the Purchase Contract Agent prior to 4:00 p.m., New York City time, on the seventh Business Day immediately preceding the Purchase Contract Settlement Date of their intention to effect a Cash Settlement of the related Purchase Contracts pursuant to the terms of the Purchase Contract and Pledge Agreement or who have so notified the Purchase Contract Agent but failed to make the required cash payment prior to 11:00 a.m., New York City time, on the sixth Business Day immediately preceding the Purchase Contract Settlement Date, and (b) the Separate Notes of the holders of Separate Notes, if any, who have elected to have their Separate Notes remarketed in such Remarketing pursuant to the terms of the Purchase Contract and Pledge Agreement.

“Remarketing Fee” has the meaning specified in Section 4.

“Remarketing Materials” means the Preliminary Prospectus, the Prospectus or any other information furnished by the Company to the Remarketing Agent for distribution to investors in connection with the Remarketing.

“Reset Rate” has the meaning specified in Section 2(d).

“Securities” has the meaning specified in Section 10.

“Transaction Documents” means this Agreement, the Purchase Contract and Pledge Agreement and the Indenture, in each case as amended or supplemented from time to time.

Section 2.

Appointment and Obligations of the Remarketing Agent

(a) The Company hereby appoints Merrill Lynch, Pierce, Fenner & Smith Incorporated as the exclusive Remarketing Agent, and, subject to the terms and conditions set forth herein, Merrill Lynch, Pierce, Fenner & Smith Incorporated hereby accepts appointment as Remarketing Agent, for the purpose of (i) remarketing the Remarketed Notes on behalf of the holders thereof, (ii) determining, in consultation with the Company, in the manner provided for herein and in the Purchase Contract and Pledge Agreement and the Supplemental Indenture, the Reset Rate for the Notes, and (iii) performing such other duties as are assigned to the Remarketing Agent in the Transaction Documents.

(b) Unless a Termination Event has occurred prior to such date, if the Company elects to conduct an Early Remarketing during an Early Remarketing Period selected by the Company pursuant to the Purchase Contract and Pledge Agreement, the Remarketing Agent shall use its reasonable efforts to remarket the Remarketed Notes at the applicable Remarketing Price. If the Remarketing Agent is unsuccessful on the first Early Remarketing Date during such Early Remarketing Period, a subsequent Remarketing shall be attempted (unless impracticable) by the Remarketing Agent on each of the two following Early Remarketing Dates in that Early Remarketing Period until a Successful Early Remarketing occurs. For the avoidance of doubt, the Company shall determine in its sole discretion if and when to attempt an Early Remarketing, as the Company may postpone an Early Remarketing in its absolute discretion.

(c) In the case there is no Successful Early Remarketing during any Early Remarketing Period or no Early Remarketing occurs on any Early Remarketing Date, if any, and unless a Termination Event has occurred prior to such date, on the Final Remarketing Date or Dates in the Final Remarketing Period, the Remarketing Agent shall use its reasonable efforts to remarket the Remarketed Notes at the applicable Remarketing Price. It is understood and agreed that the Remarketing on any Final Remarketing Date will be considered successful and no further attempts will be made if the resulting proceeds are at least equal to the applicable Remarketing Price. The Company may not postpone a Remarketing during the Final Remarketing Period.

(d) In connection with each Remarketing, the Remarketing Agent shall determine, in consultation with the Company, the terms of the Notes, including those which may be modified in connection with the Remarketing pursuant to the Indenture, including the rate per annum, rounded to the nearest one-thousandth (0.001) of one percent per annum, that the Notes should bear (the “Reset Rate”) in order for the Remarketed Notes to have an aggregate market value equal to at least the applicable Remarketing Price and that in the sole reasonable discretion of the Remarketing Agent will enable it to remarket all of the Remarketed Notes at no less than the applicable Remarketing Price in such Remarketing; provided that such rate shall not exceed the maximum interest rate permitted by applicable law.

(e) If, by 4:00 p.m., New York City time, on the applicable Remarketing Date, (1) the Remarketing Agent is unable to remarket all of the Remarketed Notes, other than to the Company, at the applicable Remarketing Price pursuant to the terms and conditions hereof or (2) the Remarketing did not occur on such Remarketing Date because one of the conditions set forth in Section 6 hereof was not satisfied, a Failed Remarketing shall be deemed to have occurred, and the Remarketing Agent shall advise by telephone (and promptly deliver a notice in writing thereafter) the Depositary, the Purchase Contract Agent, the Collateral Agent and the Company of any such Failed Remarketing. Whether or not there has been a Failed Remarketing will be determined in the sole reasonable discretion of the Remarketing Agent. In the event of a Failed Remarketing, the applicable interest rate on the Notes will not be reset, and will continue to be the Coupon Rate set forth in the Supplemental Indenture.

(f) In the event of a Successful Remarketing, by approximately 4:30 p.m., New York City time, on the applicable Remarketing Date, the Remarketing Agent shall advise, by telephone:

(1)	the Depositary, the Purchase Contract Agent and the Company (and promptly deliver a notice in writing thereafter) of the Reset Rate determined by the Remarketing Agent in such Remarketing and the number of Remarketed Notes sold in such Remarketing;

(2)	each purchaser (or the Depositary Participant thereof) of Remarketed Notes of the Reset Rate and the number of Remarketed Notes such purchaser is to purchase;

(3)	each such purchaser (if other than a Depositary Participant) to give instructions to its Depositary Participant to pay the purchase price on the Remarketing Settlement Date in same day funds against delivery of the Remarketed Notes purchased through the facilities of the Depositary; and

(4)	each such purchaser (or Depositary Participant thereof) that the Remarketed Notes will not be delivered until the Remarketing Settlement Date and that if such purchaser wishes to trade the Remarketed Notes that it has purchased prior to the third Business Day preceding the Remarketing Settlement Date, such purchaser will have to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

The Remarketing Agent shall also, if required by the Securities Act, deliver, in conformity with the requirements of the Securities Act, to each purchaser a Prospectus in connection with the Remarketing.

(g) The proceeds from a Successful Remarketing (i) with respect to the Notes underlying the Applicable Ownership Interests in Notes that are components of the Corporate Units, shall be paid to the Collateral Agent in accordance with Section 5.02 or 5.03, as applicable, of the Purchase Contract and Pledge Agreement and (ii) with respect to the Separate Notes, shall be paid to the Custodial Agent for payment to the holders of such Separate Notes in accordance with Section 5.02 or 5.03, as applicable, of the Purchase Contract and Pledge Agreement.

(h) It is understood and agreed that the Remarketing Agent shall not have any obligation whatsoever to purchase any Remarketed Notes, whether in the Remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Remarketed Notes for Remarketing or to otherwise expend or risk its own funds or incur or be exposed to financial liability in the performance of its duties under this Agreement. Neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of the Remarketed Notes for Remarketing.

Section 3.

Representations and Warranties of the Company.

The Company represents and warrants (i) on and as of the date any Remarketing Materials are first distributed in connection with the Remarketing (the “Commencement Date”), (ii) on and as of the applicable Remarketing Date and (iii) on and as of the Remarketing Settlement Date, that:

(a) Each of the representations and warranties of the Company as set forth in Section 1 (other than those made in subsection (s), (u) and (v)) of the Underwriting Agreement is true and correct as if made on each of the dates specified above; provided that for purposes of this Section 3(a), any reference in such sections of the Underwriting Agreement to (i) the “Registration Statement” and the “Prospectus” shall be deemed to refer to such terms as defined herein, (ii) the “Closing Date” shall be deemed to refer to the Remarketing Settlement Date, (iii) the “Securities” shall be deemed to refer to the Remarketed Notes, (iv) the “preliminary prospectus” shall be deemed to refer to the “Preliminary Prospectus,” (v) “Agreement” shall be deemed to refer to this Agreement, (vi) “Underwriter” shall be deemed to refer to the Remarketing Agent and (vii) “Securities Agreements” shall be deemed to refer to this Agreement, the Notes and the Indenture.

(b) The Notes and the Indenture conform in all material respects to the description thereof contained in the Prospectus, if any.

(c) No default or an event of default, and no event that with the passage of time or the giving of notice or both would become an event of default, shall occur and be continuing, under any of the Securities Agreements (as defined in the Underwriting Agreement).

Section 4.

Fees.

In the event of a Successful Remarketing of the Remarketed Notes, the Company shall pay the Remarketing Agent a remarketing fee to be agreed upon in writing by the Company and the Remarketing Agent prior to any such Remarketing (the “Remarketing Fee”), unless the Company directs the Remarketing Agent to include such fee in the Remarketing Price and the Remarketing Agent is able to remarket the Notes for an amount which includes the Remarketing Fee. In any such case, the Remarketing Agent may deduct the applicable Remarketing Fee from any amount of the proceeds from the Successful Remarketing in excess of the aggregate principal amount of Remarketed Notes. Any unpaid portion of the Remarketing Fee shall be paid by the Company on the Remarketing Settlement Date in cash by wire transfer of immediately available funds to the account designated by the Remarketing Agent.

Section 5.

Covenants of the Company.

The Company covenants and agrees as follows:

(a) If and to the extent the Remarketed Notes are required (in the view of counsel, which need not be in the form of a written opinion, for either the Remarketing Agent or the Company) to be registered under the Securities Act as in effect at the time of the Remarketing,

(1)	to prepare the Registration Statement and the Prospectus, in a form approved by the Remarketing Agent, to file any such Prospectus pursuant to the Securities Act within the period required by the Securities Act and the rules and regulations thereunder and to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission prior to the second Business Day immediately preceding the applicable Remarketing Date;

(2)	to file promptly with the Commission any amendment to the Registration Statement or the Prospectus or any supplement to the Prospectus that may, in the reasonable judgment of the Company or the Remarketing Agent, be required by the Securities Act or requested by the Commission;

(3)	to advise the Remarketing Agent, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Remarketing Agent with copies thereof;

(4)	to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a Prospectus is required in connection with the offering or sale of the Remarketed Notes;

(5)	to file all Issuer Free Writing Prospectuses required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Securities Act;

(6)	to advise the Remarketing Agent, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Preliminary Prospectus or the Prospectus, of the suspension of the qualification of any of the Remarketed Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information, and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or any Prospectus or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal;

(7)	to furnish promptly to the Remarketing Agent such copies of the following documents as the Remarketing Agent shall reasonably request: (A) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits); (B) the Preliminary Prospectus and any amended or supplemented Preliminary Prospectus; (C) the Prospectus and any amended or supplemented Prospectus; and (D) any document incorporated by reference in the Prospectus (excluding exhibits thereto); and, if at any time when delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required in connection with the Remarketing, any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is delivered, not misleading, or if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Remarketing Agent and, upon its request, to file such document and to prepare and furnish without charge to the Remarketing Agent and to any dealer in securities as many copies as the Remarketing Agent may from time to time reasonably request of an amended or supplemented Prospectus that will correct such statement or omission or effect such compliance;

(8)	prior to filing with the Commission (A) any amendment to the Registration Statement or supplement to the Prospectus or (B) any Prospectus pursuant to Rule 424 under the Securities Act, to furnish a copy thereof to the Remarketing Agent; and not to file any such amendment or supplement that shall be reasonably disapproved by the Remarketing Agent;

(9)	as soon as practicable, but in any event not later than eighteen months, after the date of a Successful Remarketing, to make “generally available to its security holders” an “earnings statement” of the Company and its subsidiaries complying with (which need not be audited) Section 11(a) of the Securities Act and the rules and regulations thereunder (including, at the option of the Company, Rule 158 under the Securities Act). The terms “generally available to its security holders” and “earnings statement” shall have the meanings set forth in Rule 158; and

(10)	to take such action as the Remarketing Agent may reasonably request in order to qualify the Remarketed Notes for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Remarketing Agent may reasonably request; provided that in no event shall the Company be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.

(b) To pay: (1) the costs incident to the preparation and printing of the Registration Statement, if any, any Preliminary Prospectus, any Issuer Free Writing Prospectus, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (2) the costs of distributing the Registration Statement, if any, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (3) any fees and expenses of qualifying the Remarketed Notes under the securities laws of the several jurisdictions as provided in Section 5(a)(10) and of preparing, printing and distributing a Blue Sky Memorandum, if any (including any related reasonable fees and expenses of counsel to the Remarketing Agent); (4) all other costs and expenses incident to the performance of the obligations of the Company hereunder and the Remarketing Agent hereunder; and (5) the reasonable fees and expenses of counsel to the Remarketing Agent in connection with its duties hereunder.

(c) To furnish the Remarketing Agent with such information and documents as the Remarketing Agent may reasonably request in connection with the transactions contemplated hereby, and to make reasonably available to the Remarketing Agent and any accountant, attorney or other advisor retained by the Remarketing Agent such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and to cause the Company’s officers, directors, employees and accountants to participate in all such discussions and to supply all such information reasonably requested by any such Person in connection with such investigation.

Section 6.

Conditions to the Remarketing Agent’s Obligations.

The obligations of the Remarketing Agent hereunder shall be subject to the following conditions:

(a) The Prospectus, and any supplement thereto, has been filed in the manner and within the time period required by Rule 424(b); the Issuer Free Writing Prospectus, if any, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been timely filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; the Company has paid the fees required by the Commission relating to the Remarketed Notes within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r); and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) (1) Trading in the Company’s securities shall not have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the NYSE shall not have been suspended or limited or minimum prices shall not have been established on such exchange; (2) a banking moratorium shall not have been declared either by U.S. federal or New York State authorities; or (3) there shall not have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such, in the sole judgment of the Remarketing Agent, as to prevent or materially impair the Remarketing, or enforcement of contracts for sale, of the Remarketed Notes.

(c) The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the applicable Remarketing Date and the Remarketing Settlement Date, and the Company, the Purchase Contract Agent and the Collateral Agent shall have performed in all material respects all covenants and agreements contained herein or in the Purchase Contract and Pledge Agreement to be performed on their part at or prior to such Remarketing Date and Remarketing Settlement Date, as the case may be.

(d) The Company shall have furnished to the Remarketing Agent a certificate, dated the applicable Remarketing Date and the Remarketing Settlement Date, of the Chief Financial Officer satisfactory to the Remarketing Agent stating that the representations and warranties of the Company in Section 3 are true and correct on and as of the applicable Remarketing Date and the Remarketing Settlement Date, as the case may be, and the Company has performed in all material respects all covenants and agreements contained herein to be performed on its part at or prior to such Remarketing Date and the Remarketing Settlement Date, as the case may be.

(e) On the applicable Remarketing Date and on the Remarketing Settlement Date, the Remarketing Agent shall have received a letter addressed to the Remarketing Agent and dated such respective dates, in form and substance satisfactory to the Remarketing Agent, of the independent accountants of the Company, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to certain financial information contained in the Remarketing Materials, if any.

(f) Each of (i) outside counsel for the Company reasonably acceptable to the Remarketing Agent, and (ii) counsel of the Company, shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the Remarketing Settlement Date, in form and substance reasonably satisfactory to the Remarketing Agent addressing such matters as are set forth in such counsel’s opinion furnished pursuant to Sections 6(b) and 6(c), respectively, of the Underwriting Agreement, adapted as necessary to relate to the securities being remarketed hereunder and to the Remarketing Materials, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agent.

(g) Counsel for the Remarketing Agent, shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the Remarketing Settlement Date, in form and substance reasonably satisfactory to the Remarketing Agent.

(h) Subsequent to the Commencement Date and prior to the applicable Remarketing Date and the Remarketing Settlement Date, as the case may be, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

Section 7.

Indemnification.

(a) The Company agrees to indemnify and hold harmless the Remarketing Agent and any person who controls the Remarketing Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Remarketing Agent or any such controlling person may incur under the Securities Act or otherwise, insofar as such loss, expense, liability or claim arised out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any Preliminary Prospectus, the Preliminary Prospectus taken together with any Issuer Free Writing Prospectuses used at or prior to the time of the first sale (the “Disclosure Package”) or the Prospectus or any amendment or supplement thereto, or arises out of or is based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such loss, expense, liability or claim arises out of or is based upon any alleged untrue statement of a material fact contained (i) therein in conformity with the information furnished in writing by or on behalf of the Remarketing Agent to the Company expressly for use in such documents or (ii) in the Form T-1 Statement of Eligibility under the Trust Indenture Act of the Indenture Trustee or arises out of or is based upon any alleged omission to state therein a material fact in connection with such information required to be stated therein or necessary to make such information not misleading. The Company’s agreement to indemnify the Remarketing Agent or any such controlling person as aforesaid is expressly conditioned upon the Company being notified of the action in connection therewith brought against the Remarketing Agent or such controlling person by letter or telegram or facsimile transmission addressed to the Company with reasonable promptness after the first legal process which discloses the nature of the liability or claim shall have been served upon the Remarketing Agent or such controlling person (or after the Remarketing Agent or such controlling person shall have received notice of such service upon any agent designated by the Remarketing Agent or such controlling person), but failure so to notify the Company shall not relieve the Company from any liability which it may have to the Remarketing Agent or to such controlling person otherwise than on account of the indemnity agreement contained in this Section 7.

The Company shall assume the defense of any suit brought to enforce any such liability or claim, including the employment of counsel satisfactory to the Remarketing Agent or such controlling person and the payment of all expenses. The Remarketing Agent or such controlling person against whom such suit is brought shall have the right to employ one separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Remarketing Agent or the expense of such controlling person unless (i) the employment of such counsel has been specifically authorized by the Company or (ii) the named parties to any such suit (including any impleaded parties) include the Remarketing Agent or such controlling person and the Company and the Remarketing Agent or such controlling person shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, in which case the Company shall not have the right to assume the defense of such action on the behalf of the Remarketing Agent or on the behalf of such controlling person, it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and any required local counsel) for the Remarketing Agent and such controlling persons, which firm (and local counsel, if any) shall be designated in writing by the Remarketing Agent. The Company shall not be liable for any settlement of any such action effected without its consent (which will not be unreasonably withheld or delayed) unless such settlement includes an unconditional release of the Company from all liability arising out of such loss, expense, liability or claim.

The Company agrees to notify the Remarketing Agent with reasonable promptness of the commencement of any litigation or proceedings against the Company or any of its officers or directors in connection with the issue and sale of the Securities or with the Registration Statement, any Preliminary Prospectus, the Disclosure Package, the Prospectus or any amendments or supplements thereto.

(b) The Remarketing Agent represents and warrants that the information furnished in writing to the Company expressly for use with reference to the Remarketing Agent in the Registration Statement, the Preliminary Prospectus, the Disclosure Package or the Prospectus does not contain any untrue statement of a material fact and does not omit to state a material fact in connection with such information required to be stated in the Registration Statement, the Preliminary Prospectus or the Prospectus or necessary to make such information (in the case of the Preliminary Prospectus or the Prospectus, in light of the circumstances under which such information was provided) not misleading.

The Remarketing Agent agrees to indemnify, defend and hold harmless the Company, its directors and officers and any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company or any other indemnified person may incur under the Securities Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Disclosure Package, the Prospectus or any amendment or supplement thereto which is in reliance on and in conformity with information furnished in writing by or on behalf of the Remarketing Agent to the Company expressly for use with reference to the Remarketing Agent, or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in any of such documents or necessary to make such information (in the case of the Preliminary Prospectus, the Disclosure Package or the Prospectus, in light of the circumstances under which such information was provided) not misleading. The Remarketing Agent’s agreement to indemnify the Company and any other indemnified person as aforesaid is expressly conditioned upon the Remarketing Agent being notified of the action in connection therewith brought against the Company or any other indemnified person by letter, telegram, or facsimile transmission addressed to it at its address furnished to the Company for the purpose, with reasonable promptness after the first legal process which discloses the nature of the liability or claim shall have been served upon the Company or any other indemnified person (or after the Company or any such person shall have received notice of such service on any agent designated by the Company or any such person), but failure so to notify the Remarketing Agent shall not relieve the Remarketing Agent from any liability which it may have to the Company or any other indemnified person otherwise than on account of the indemnity agreement contained in this Section 7.

The Remarketing Agent shall assume the defense of any suit brought to enforce any such liability or claim, including the employment of counsel satisfactory to the Company or such other person and the payment of all expenses. The Company or other indemnified person against whom such suit is brought shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Company or such other indemnified person unless (i) the employment of such counsel has been specifically authorized by the Remarketing Agent or (ii) the named parties to any suit (including any impleaded parties) include the Company or such other indemnified person and the Remarketing Agent, and the Company or such other indemnified person shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Remarketing Agent, in which case the Remarketing Agent shall not have the right to assume the defense of such action on behalf of the Company or such other indemnified person, it being understood, however, that the Remarketing Agent shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and any required local counsel) for the Company and such person, which firm (and local counsel, if any) shall be designated in writing by the Company. The Remarketing Agent shall not be liable for any settlement of any such action effected without its consent (which will not be unreasonably withheld or delayed) unless such settlement includes an unconditional release of the Remarketing Agent from all liability arising out of such loss, expense, liability or claim.

Section 8.

Contribution.

(a) If the indemnification provided for in this Agreement is unavailable to or insufficient to hold harmless an indemnified party under Sections 7(a) and 7(b) above for any reason other than as specified therein in respect of any losses, expenses, liabilities or claims referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Agent on the other hand from the remarketing of the Remarketed Notes; or (ii) if the allocation provided in clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Remarketing Agent on the other hand in connection with the statements or omissions which resulted in such losses, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Remarketing Agent on the other hand shall be deemed to be in the same proportion as the total net proceeds (before deducting expenses) to the Company from the Remarketing of the Remarketed Notes bears to the total fees received by the Remarketing Agent. The relative fault of the Company on the one hand and of the Remarketing Agent on the other hand shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Remarketing Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any claim or action.

(b) The Company and the Remarketing Agent agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(a). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, the Remarketing Agent shall not be required to contribute any amount in excess of the amount by which the Remarketing Fee exceeds the amount of any damages that the Remarketing Agent have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in Section 7 and Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 9.

Resignation and Removal of the Remarketing Agent.

The Remarketing Agent may resign and be discharged from its duties and obligations hereunder, and the Company may remove the Remarketing Agent, by giving 30 days’ prior written notice, in the case of a resignation, to the Company and the Purchase Contract Agent and, in the case of a removal, to the Remarketing Agent and the Purchase Contract Agent; provided, however, that no such resignation nor any such removal shall become effective until the Company shall have appointed at least one nationally recognized broker-dealer as successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Company, in which it shall have agreed to conduct the Remarketing in accordance with the Transaction Documents in all material respects.

In any such case, the Company will use commercially reasonable efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable. The provisions of Section 7 and Section 8 shall survive the resignation or removal of the Remarketing Agent pursuant to this Agreement.

Section 10.

Dealing in Securities.

The Remarketing Agent, when acting as the Remarketing Agent or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Remarketed Notes, Corporate Units, Treasury Units or any of the securities of the Company (collectively, the “Securities”). The Remarketing Agent may exercise any vote or join in any action which any beneficial owner of such Securities may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

Section 11.

Remarketing Agent’s Performance; Duty of Care.

The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions of this Agreement and the Transaction Documents. No implied covenants or obligations of or against the Remarketing Agent shall be read into this Agreement or any of the Transaction Documents. In the absence of bad faith on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it, as to the truth of the statements expressed in any of such documents. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties except as otherwise set forth herein. The Remarketing Agent shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Notes or, if there is any such limitation, the maximum permissible Reset Rate on the Notes, and it shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the eighth Business Day before the applicable Remarketing Date) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. The Remarketing Agent, acting under this Agreement, shall incur no liability to the Company or to any holder of Remarketed Notes in its individual capacity or as Remarketing Agent for any action or failure to act, on its part in connection with a Remarketing or otherwise, except if such liability is (i) judicially determined to have resulted from its failure to comply with the material terms of this Agreement or bad faith, gross negligence or willful misconduct on its part or (ii) determined pursuant to Section 7 or 8 of this Agreement. The provisions of this Section 11 shall survive the termination of this Agreement and shall survive the resignation or removal of the Remarketing Agent pursuant to this Agreement.

Section 12.

Termination.

This Agreement shall automatically terminate (i) as to the Remarketing Agent on the effective date of the resignation or removal of the Remarketing Agent pursuant to Section 9 and (ii) on the earlier of (x) the occurrence of a Termination Event and (y) the Business Day immediately following the Purchase Contract Settlement Date. If this Agreement is terminated pursuant to any of the other provisions hereof, except as otherwise provided herein, the Company shall not be under any liability to the Remarketing Agent and the Remarketing Agent shall not be under any liability to the Company, except that if this Agreement is terminated by the Remarketing Agent because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, the Company will reimburse the Remarketing Agent for all of its out-of-pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by it. Notwithstanding any termination of this Agreement, in the event there has been a Successful Remarketing, the obligations set forth in Section 4 hereof shall survive and remain in full force and effect until all amounts payable under said Section 4 shall have been paid in full. In addition, Sections 7, 8 and 11 hereof shall survive the termination of this Agreement or the resignation or removal of the Remarketing Agent.

Section 13.

Notices.

All statements, requests, notices and agreements hereunder shall be in writing, and:

(a)	if to the Remarketing Agent, shall be delivered or sent by mail, telex or facsimile transmission to:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

50 Rockefeller Plaza

NY1-050-12-02

New York, NY 10020

Facsimile: 212-548-8511

Attention: High Grade Debt Capital Markets Transaction Management/Legal;

(b)	if to the Company, shall be delivered or sent by mail, telex or facsimile transmission to:

Johnson Controls, Inc.

5757 North Green Bay Avenue, MS X-40

Milwaukee, Wisconsin 53201-0591

Telecopier No.: (414) 524-2443

Attention: Treasurer

With a copy to:

Johnson Controls, Inc.

5757 North Green Bay Avenue, MS X-40

Milwaukee, Wisconsin 53201-0591

Telecopier No.: (414) 524-2443

Attention: General Counsel; and

(c)	if to the Purchase Contract Agent, shall be delivered or sent by mail or facsimile transmission to:

U.S. Bank National Association

100 Wall Street

New York, New York 10005

Tel: (212) 361-2505

Fax: (212) 809-4993

Attention: Patrick J. Crowley, Vice President

Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

Section 14.

Persons Entitled to Benefit of Agreement.

This Agreement shall inure to the benefit of and be binding upon each party hereto and its respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (x) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the Remarketing Agent and the person or persons, if any, who control the Remarketing Agent within the meaning of Section 15 of the Securities Act and (y) the indemnity agreement of the Remarketing Agent contained in Section 7 of this Agreement shall be deemed to be for the benefit of the Company’s directors and officers who sign the Registration Statement, if any, and any person controlling the Company within the meaning of Section 15 of the Securities Act. Nothing contained in this Agreement is intended or shall be construed to give any person, other than the persons referred to herein, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 15.

Survival.

The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and the Remarketing Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent, the Company or any of the indemnified persons referred to in Section 7 hereof, and will survive delivery of the Remarketed Notes. The provisions of Sections 7, 8 and 11 shall survive the termination and cancellation of this Agreement.

Section 16.

Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

Section 17.

Judicial Proceedings.

Each party hereto expressly accepts and irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 18.

Counterparts.

This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

Section 19.

Headings.

The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

Section 20.

Severability.

If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

Section 21.

Amendments.

This Agreement may be amended by an instrument in writing signed by the parties hereto. Each of the Company and the Purchase Contract Agent agrees that it will not enter into, cause or permit any amendment or modification of the Transaction Documents or any other instruments or agreements relating to the Applicable Ownership Interests in Notes, the Notes or the Corporate Units that would in any way adversely affect the rights, duties and obligations of the Remarketing Agent, without the prior written consent of the Remarketing Agent.

Section 22.

Successors and Assigns.

Except in the case of a succession pursuant to the terms of the Purchase Contract and Pledge Agreement, the rights and obligations of the Company hereunder may not be assigned or delegated to any other Person without the prior written consent of the Remarketing Agent. The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other Person (other than an affiliate of the Remarketing Agent) without the prior written consent of the Company.

If the foregoing correctly sets forth the agreement by and between the Company, the Remarketing Agent and the Purchase Contract Agent, please indicate your acceptance in the space provided for that purpose below.

Section 23.

Rights of the Purchase Contract Agent.

Notwithstanding any other provisions of this Agreement, the Purchase Contract Agent shall be entitled to all the rights, protections and privileges granted to the Purchase Contract Agent in the Purchase Contract and Pledge Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

Very truly yours,

JOHNSON CONTROLS, INC.

By:	/s/ Frank A. Voltolina
Name: Frank A. Voltolina
Title: Vice President and Treasurer

By:	/s/ Jerome D. Okarma
Name: Jerome D. Okarma
Title: Vice President, Secretary and General Counsel

CONFIRMED AND ACCEPTED:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Remarketing Agent

By:	/s/ Happy Daily
Name: Happy Daily
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION, not individually, but solely as Purchase Contract Agent and as attorney-in-fact for the Holders of the Purchase Contracts

By:	/s/ Patrick J. Crowley
Name:	Patrick J. Crowley
Title:	Vice President